EXHIBIT 10.iii.(i)

EXECUTIVE SEVERANCE AGREEMENT
(as amended and restated)

This Executive Severance Agreement, as amended and restated (the "Agreement"), is dated as of October 24, 2000 between _______________ (the "Executive") and IMC Global Inc., a Delaware corporation (the "Company").

WHEREAS, the Company desires to retain the Executive as the _________________, _________________ of the Company, and the Executive desires to continue in such position; and

WHEREAS, the Company and the Executive desire to provide appropriate assurances for the Executive to continue to perform the Executive's duties and responsibilities thereby promoting the stability of the Company.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Executive and the Company hereby agree as follows:

  Definitions. Each term defined herein shall be given its defined meaning wherever used in this Agreement unless the context requires otherwise.

    "Base Salary" means the Executive's annualized base salary as adjusted from time to time.

    "Cause" means the Executive (i) grossly neglects his duties, (ii) engages in misconduct; (iii) breaches a material provision of this Agreement, including, but not limited to, Section 4; (iv) willfully fails to cooperate fully with the Company in effecting a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. "Gross neglect" means the willful failure to perform the essential functions of the Executive's job or the willful failure to carry out the Company's reasonable directions with respect to material duties after the Executive is notified in writing by the Company that the Executive is failing to perform these essential functions or failing to carry out the reasonable directions of the Company. Such notice shall specify the functions or directions that the Executive is failing to perform and what steps need to be taken to cure and shall set forth a reasonable time frame, which shall be at a minimum 45 days, within which to cure. "Misconduct" means embezzlement or misappropriation of corporate funds, or other acts of fraud, dishonesty, or self-dealing; provided, however, that the Executive shall be given notice and an opportunity within the next 45 days to explain his position and actions to the Company, which shall then make a final decision; any significant violation of any statutory or common law duty of loyalty to the Company; conviction for a felony; or any significant violation of Company policy or any inappropriate workplace conduct that seriously disrupts or interferes with Company operations; provided, however, that if the policy violation or inappropriate conduct can be cured, then the Executive shall be given written notice of the policy violation or inappropriate conduct and a reasonable opportunity to cure, which shall be at a minimum 45 days.

    "Company" means IMC Global Inc. and its subsidiaries, as they may exist from time to time.

    "Effective Date" means the date first set forth above.

    "Good Reason" for termination of employment by the Executive shall mean any of the following reasons explained below in paragraphs 1, 2 and 3. In each case, to constitute a termination for Good Reason entitling the Executive to Severance Benefits as described in Section 3 of this Agreement, the following must occur:

      Within 90 days after the Executive has or reasonably should have knowledge that Good Reason exists, the Executive must give the Company written notice specifying the grounds for his belief that Good Reason exists;

      The Company shall then have a reasonable opportunity, which shall be at least 45 days, to cure; and

      If the Company cures the Good Reason within the cure period, then the Executive shall have no right to terminate employment for Good Reason. If the Company does not cure the Good Reason within the cure period, then within 14 days of the completion of the cure period, the Executive may give written notice of his intent to terminate his employment for Good Reason. The effective date of such termination for Good Reason shall be two calendar months after the date of the notice to terminate. At its sole discretion, the Company shall have the right to accelerate the termination date by paying the Executive his base pay for the balance of the two-month notice period.

        the continued failure by the Company, after notice and a reasonable opportunity to cure, to (i) maintain for the initial term of this Agreement the Executive's Base Salary at a rate equal to or higher than the rate in effect on the Effective Date and for any subsequent term of the Agreement maintain the Executive's Base Salary at a rate equal to or higher than the rate in effect on the Effective Date; provided, however, that during any such subsequent term, Good Reason shall not exist as the result of any decrease in Base Salary if such decrease is incident to a general reduction applied to corporate officers at a similar level as the Executive on a proportionate and nondiscriminatory basis; (ii) provide for continued participation on a comparable basis by the Executive in an annual bonus plan maintained by the Company in which corporate officers at a similar level as the Executive participate; (iii) provide for participation in stock option and other equity incentive plans or programs maintained by the Company from time to time in which corporate officers at a similar level as the Executive participate; (iv) provide for participation in all Company sponsored group or executive medical, dental, life, disability, retirement, profit-sharing, thrift, non-qualified, deferred compensation and other plans maintained by the Company to the same extent as corporate officers at a similar level as the Executive participate; (v) provide vacation and perquisites substantially equivalent to those provided by the Company to corporate officers at a similar level as the Executive; or (vi) obtain the express unconditional assumption of this Agreement as required by Section 8, it being understood that nothing contained in this clause alters the Company's obligations under Section 8 of this Agreement; or

        a significant adverse change, without the Executive's written consent that continues after notice and a reasonable opportunity to cure, in working conditions or status, including but not limited to a significant adverse change in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities; provided, however, a change in the Company's status such that it no longer has any equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or that it becomes a subsidiary of another entity which directly results in changes in the nature or scope of the Executive's authority, powers, functions, duties or responsibilities, shall not in and of itself constitute Good Reason hereunder; or

        a change, without the Executive's consent, in the Executive's primary employment location to a location that is more than 50 miles from the primary location of the Executive's employment as in effect immediately prior to the Effective Date.

    " Severance Event" shall be deemed to have occurred if, and only if, during the Term of this Agreement, which includes the initial term and any extension or renewals as provided in Section 2, (i) the Executive's employment is terminated by the Company other than for Cause or upon the Executive's death or inability to perform the essential functions of his position with or without reasonable accommodation or (ii) the Executive terminates his employment for Good Reason. If, however, the Executive's employment is terminated whether by the Executive with or without Good Reason or by the Company with or without Cause in connection with a "change in control" of the Company, as such phrase is defined in Section 5 of this Agreement, such termination shall not constitute a Severance Event; provided, however, the Executive's employment shall not be considered to have terminated in connection with a change in control of the Company as so defined unless such change in control has occurred in such manner and such time as to have made Section 5 of this Agreement effective prior to the Executive's termination.

  Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date; provided, however, that unless the Company gives written notice of its intent to terminate the Agreement at least one calendar month prior to the second anniversary of the Effective Date, this Agreement shall renew automatically for an additional one year term and shall continue to renew automatically for additional one year terms unless written notice of the Company's intent to terminate the Agreement is given to the Executive at least one calendar month prior to the expiration of the then current term.

  Severance Benefits. Upon the occurrence of a Severance Event and the execution of a general release (substantially in the form attached hereto as Exhibit A) of all claims against the Company and other related entities or persons without additional consideration, and upon the expiration of any applicable revocation period, the Executive shall be entitled to receive the following "Severance Benefits":

    An amount equal to the target award for the Executive under the Company's Management Incentive Compensation Program, or successor annual bonus plan in effect from time to time, for the fiscal year in which the Severance Event Occurs reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which the Severance Event occurs;

    An amount equal to two times the Executive's then current Base Salary, payable in accordance with regular payroll procedures of the Company;

    [An amount equal to two times the highest annual bonus earned under the Company's Management Incentive Compensation Program, or successor annual bonus plan in effect from time to time, during the three consecutive complete bonus years immediately preceding the date on which the Severance Event occurs; provided, however, that in the event that the Executive's employment is terminated prior to the completion of three complete bonus years, any prorated annual bonus received by the Executive shall be annualized and the bonus years in which the Executive's employment commences or terminates shall be deemed to be "complete bonus years" for purposes of determining under clause (i) the highest annual bonus earned by the Executive during the three complete bonus years immediately preceding the date on which the Severance Event occurs;]

    or

    [An amount equal to two times the target award for the Executive for the year in which the Severance Event occurs under the Company's Management Incentive Compensation Program or successor annual bonus plan in effect;]

    The Company shall continue coverage under its medical and dental plans and the Executive will continue to pay employee contributions for such coverage as if an active employee until the earlier of: (i) the expiration of the two (2) year period following the date of termination and (ii) the date on which the Executive obtains such benefits pursuant to a subsequent employer's benefit plan. Such continued coverage shall count as continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");

    The Company shall continue the Executive's coverage under its life and disability insurance policies until the earlier of (i) the expiration of the two (2) year period following the date of termination and (ii) the date on which the Executive becomes eligible to participate in and receive similar benefits under a plan or arrangement sponsored by another employer or under any Company sponsored retirement plan. Participation shall be on the same terms and conditions as are applicable to active employees;

    The Executive's outstanding stock options that are exercisable as of the date of the Executive's termination of employment shall remain exercisable for the two (2) year period following the date of the Executive's termination of employment (but not after the expiration of ten years from the date of grant);

    The Company shall pay the Executive for any and all unused and accrued vacation as of the date of the Executive's termination of employment; and

    The Company shall provide the Executive with outplacement services, provided that the Executive avails himself to such services within ninety (90) days following the Executive's termination of employment, for a period of one (1) year or, if earlier, until the date on which the Executive obtains subsequent employment. Such outplacement services shall be provided through an outplacement firm that is mutually agreed upon by the parties.

  Severance Benefits shall be subject to all applicable federal, state and local deductions and withholdings. Those Severance Benefits described in paragraphs (a) and (g) above shall be paid in a lump sum within 30 days of the Severance Event. At the option of the Company, the present value of the Severance Benefits described in paragraphs 3 (b) and 3(c) above may be paid in a lump sum at any point during the Severance Benefits period. The Company's obligation to continue Severance Benefits shall cease immediately if the Company has or would have had grounds to terminate the Executive's employment immediately for Cause. In the event the Executive dies or becomes disabled before all Severance Benefits are paid to him, the remaining amounts due to him under Sections 3(b) and 3(c) shall be reduced by the proceeds the Executive's estate receives under any life insurance policy with respect to which the premiums are paid by the Company or any benefits the Executive receives under any Company disability policy; but subject to such reductions, those remaining amounts, if any, shall be paid to the Executive or his estate. If any family member of the Executive is receiving medical and/or dental coverage under Section 3(d) at the time of the Executive's death or disability and such family member constitutes a "qualified beneficiary" under COBRA, such medical and/or dental coverage shall continue in accordance with the requirements of COBRA, provided that such family member pays the full cost of the premium for such coverage. The Executive understands and acknowledges that the Severance Benefits constitute his sole benefits upon termination.

  Exclusivity of Services and Confidential/ Proprietary Information.

    Executive acknowledges that during his employment with the Company he has developed, acquired, and had access to and will develop, acquire and have access to trade secrets or other proprietary or confidential information belonging to the Company and that such information gives the Company a substantial business advantage over others who do not have such information. Accordingly, the Executive agrees to the following obligations that he acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting his post-employment opportunities:

      during employment with the Company and for a period of two years following the Executive's termination of employment, regardless of the reason for the termination or by whom initiated, he will not engage or assist others in engaging in competition with the Company, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, agent, or otherwise, in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in at the time of termination;

      during employment with the Company and for a period of two years following the Executive's termination of employment, regardless of the reason for the termination or by whom initiated, he will not solicit, in competition with the Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) (including, without limitation, purchasers of the Company's products) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in at the time of termination;

      during employment with the Company and for a period of two years following the Executive's termination of employment, regardless of the reason for the termination or by whom initiated, he will not induce or persuade or attempt to induce or persuade any employee or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment agency or other relationship in competition with the Company;

      as used herein, the terms "client," "customer" and "prospect" shall be defined as any client, customer or prospect of any business in which the Company is or has been substantially engaged within the one year period prior to the Executive's termination of employment (a) to which or to whom the Executive submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company; (b) with which or with whom the Executive had substantial contact relating to the business of the Company; or (c) about which or about whom the Executive acquired substantial confidential or other information as a result of or in connection with the Executive's employment, at any time during the one year period preceding the Executive's termination of employment for any reason.

    Notwithstanding the foregoing, if the Company consents in writing, it shall not be a violation of this Section 4(a) for the Executive to engage in conduct otherwise prohibited by this Section.

    The Executive agrees that he will not at any time during employment or thereafter for the longest time permitted by applicable law, use, disclose, or take any action which may result in the use or disclosure of any trade secrets or other proprietary or confidential information of the Company, except to the extent that the Company may specifically authorize in writing. This obligation shall not apply when and to the extent that any trade secret, proprietary or confidential information of the Company becomes publicly available other than due to the Executive's act or omission. In connection with this Section 4, the Executive has executed and shall abide by the terms of the separate agreement attached hereto as Exhibit B.

    The Executive agrees that upon termination of his employment he will immediately surrender and return to the Company all records and other documents obtained by him, entrusted to him, or otherwise in his possession or control during the course of his employment by the Company, together with all copies thereof; provided, however, that subject to Company review and authorization, the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

    The Executive acknowledges that the provisions contained in this Section 4 are reasonable and necessary because of the substantial harm that would be caused to the Company by the Executive engaging in any of the activities prohibited or restricted herein. Nevertheless, it is the intent and understanding of each party hereto that if, in any action before any court, agency or other tribunal legally empowered to enforce the covenants contained in this Section 4, any term, restriction, covenant or promise contained therein is found to be unenforceable due to unreasonableness or due to any other reason, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

    The Executive acknowledges that his breach of this Section 4 will result in immediate and irreparable harm to the Company's business interests, for which damages cannot be calculated easily and for which damages are an inadequate full remedy. Accordingly, and without limiting the right of the Company to pursue all other legal or equitable remedies available for the violation by the Executive of the covenants contained in this Section 4, it is expressly agreed that remedies other than injunctive relief cannot fully compensate the Company for the irreparable injury that the Company could suffer due to any such violation, threatened violation or continuing violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation, threatened violation or continuing violation thereof.

  Change in Control.

    Effective Date. For purposes of this Section 5, the term "Effective Date" shall mean the date on which a Change in Control of the Company (as defined in Section 5(i)) occurs. If there is a Change in Control, this Section shall become effective, and this Section shall govern the terms and conditions of the Executive's employment and termination thereof on or after the date that is ninety (90) days before the Effective Date, and the provisions of Sections 1, 2, 3, and 4 of this Agreement, shall no longer be effective.

    Right to Change in Control Severance Payments and Benefits. The Executive shall be entitled to receive from the Company Change in Control Severance Payments and Benefits as described in Section 5(g) herein, if during the term of this Agreement there has been a Change in Control of the Company and there is a Termination (as defined in Section 5(f)) prior to the expiration of the Employment Term (as defined in Section 5(c)).

    Employment Term. For purposes of this Section 5, the term "Employment Term" shall mean the period commencing on the Effective Date of this Section 5 and ending on the earlier to occur of (1) the last day of the month in which occurs the third anniversary of the Effective Date of this Section 5 or (2) the last day of the month in which the Executive attains mandatory retirement age pursuant to the terms of a mandatory retirement plan of the Company as such were in effect and applicable to the Executive immediately prior to the Effective Date of this Section 5.

    Employment. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, until the expiration of the Employment Term. During the Employment Term, the Executive shall exercise such position and authority and perform such responsibilities as are commensurate with the position and authority being exercised and duties being performed by the Executive immediately prior to the Effective Date of this Section 5, which services shall be performed at the location where the Executive was employed immediately prior to the Effective Date of this Section 5 or at such other location as the Company may reasonably require; provided, that the Executive shall not be required to accept another location that he deems unreasonable in the light of his personal circumstances.

    Compensation and Benefits. During the Employment Term, the Executive shall receive the following compensation and benefits:

          He shall receive an annual base salary which is not less than his Base Salary immediately prior to the Effective Date of this Section 5, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular executive compensation practices.

          He shall be eligible to participate on a reasonable basis, and to continue his existing participation, in annual incentive, stock option, restricted stock, long-term incentive performance and any other compensation plan which provides opportunities to receive compensation in addition to his Base Salary which is the greater of (i) the opportunities provided by the Company for executives with comparable duties or (ii) the opportunities under any such plans in which he was participating immediately prior to the Effective Date of this Section 5.

          He shall be entitled to receive and participate in salaried employee benefits (including, but not limited to, medical, life and accident insurance, stock ownership and disability benefits) and perquisites which are the greater of (i) the employee benefits and perquisites provided by the Company to executives with comparable duties or (ii) the employee benefits and perquisites to which he was entitled or in which he participated immediately prior to the Effective Date of this Section 5.

          He shall be entitled to continue to accrue service for retirement benefits and to be entitled to receive retirement benefits under and pursuant to the terms of the Company's qualified retirement plan for salaried employees, the Company's supplemental executive retirement plan, and any successor or other retirement plan or agreement in effect on the Effective Date of this Section 5 in respect of his retirement, whether or not a qualified plan or agreement, so that his aggregate retirement benefit from all such plans and agreements (regardless when he begins to receive such benefit) will be not less than it would be had all such plans and agreements in effect immediately prior to the Effective Date of this Section 5 continued to be in effect without change until and after he begins to receive such benefit.

    Termination. The term "Termination" shall mean termination, on or after the date which is ninety (90) days before the Effective Date and prior to the expiration of the Employment Term, of the employment of the Executive with the Company for any reason other than death, disability (as described below), cause (as described below), or voluntary resignation (as described below).

          The term "disability" means physical or mental incapacity qualifying the Executive for long-term disability under the Company's long-term disability plan.

          The term "cause" means (i) the willful and continued failure of the Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has not substantially performed his duties or (ii) willful misconduct materially and demonstrably injurious to the Company. No act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform or misconduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause for purposes of this Section 5 unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-quarters of the entire Board of Directors of the Company at a meeting of the Board called and held (after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board) for the purpose of considering whether the Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith opinion of the Board the Executive has been guilty thereof and specifying the particulars thereof.

          The resignation of the Executive shall be deemed "voluntary" if it is for any reason other than one or more of the following:

            The Executive's resignation or retirement (other than mandatory retirement, as aforesaid) is requested by the Company other than for cause;

            Any significant change in the nature or scope of the Executive's position, authorities or duties from those described in Section 5(d) of this Agreement;

            Any reduction in his total compensation or benefits from that provided in Section 5(e);

            The breach by the Company of any other provision of this Section 5; or

            The reasonable determination by the Executive that, as a result of a Change in Control of the Company and a change in circumstances in his position, he is unable to exercise the authorities and responsibility attached to his position and contemplated by Section 5(d) of this Agreement.

          Termination that entitles the Executive to the payments and benefits provided in Section 5(g) shall not be deemed or treated by the Company as the termination of the Executive's employment or the forfeiture of his participation, award or eligibility for the purpose of any plan, practice or agreement of the Company referred to in Section 5(e).

    Change in Control Severance Payments and Benefits. In the event of and within 30 days following Termination, the Executive shall receive from the Company the following payments and benefits (collectively, "Change in Control Severance Payments and Benefits"):

          His Base Salary and all other benefits due him as if he had remained an employee pursuant to this Section 5 through the remainder of the month in which Termination occurs, less applicable withholding taxes and other authorized payroll deductions;

          An amount equal to the target award for the Executive under the Company's annual bonus plan for the fiscal year in which Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which Termination occurs; provided, however, that if the Executive has deferred his award for such year under the plan, the payment due the Executive under this Paragraph 2 shall be paid in accordance with the terms of the deferral;

          A lump sum severance allowance in an amount which is equal to the sum of the amounts determined in accordance with the following subparagraphs (a) and (b):

            an amount equal to three times the Executive's Base Salary at the rate in effect immediately prior to Termination; and

            [an amount equal to three times the highest annual bonus earned under the Company's Management Incentive Compensation Program, or successor annual bonus plan in effect from time to time, during the three consecutive complete bonus years immediately prior to Termination; provided, however, that in the event that the Executive's employment is terminated prior to the completion of three complete bonus years, any prorated annual bonus received by the Executive shall be annualized and the bonus years in which the Executive's employment commences or terminates shall be deemed to be "complete bonus years" for purposes of determining the highest annual bonus earned by the Executive during the three complete bonus years immediately prior to Termination;]

          or

          [an amount equal to three times the target award for the Executive for the year in which Termination occurs under the Company's Management Incentive Compensation Program or successor annual bonus plan in effect;]

          The Company shall continue coverage under its medical and dental plans and the Executive will continue to pay employee contributions for such coverage as if an active employee until the earlier of: (i) the expiration of the three (3) year period following Termination and (ii) the date on which the Executive obtains such benefits pursuant to a subsequent employer's benefit plan. Such continued coverage shall count as continuation coverage under COBRA. In addition, the Company shall continue the Executive's coverage under its life and disability insurance policies until the earlier of: (i) the expiration of the three (3) year period following Termination and (ii) the date on which the Executive becomes eligible to participate in and receive similar benefits under a plan or arrangement sponsored by another employer or under any Company sponsored retirement plan; participation shall be on the same terms as conditions as are applicable to active employees;

          The Executive's account balance under the Company's 1998 Supplemental Executive Retirement Plan or successor supplemental retirement plan in effect shall become fully vested as of the Executive's Termination. In addition, if, as of the Executive's Termination, the Executive is not fully vested in the Executive's account balance under the Company's Profit Sharing and Savings Plan or successor retirement plan in effect, the Company shall pay the Executive a lump sum cash amount equal to the value of the unvested portion of such account balance;

          The Company shall pay the Executive a lump sum cash amount equal to the sum of the following:

          (i) An amount equal to the contribution that would have been made on behalf of the Executive to the Company's 1998 Supplemental Executive Retirement Plan or successor supplemental retirement plan in effect for the year in which Termination occurs, reduced pro rata for that portion of such year not completed by the Executive as of the end of the month in which Termination occurs;

          (ii) An amount equal to the profit sharing and matching contributions that would have been made on behalf of the Executive to the Company's Profit Sharing and Savings Plan for the year in which Termination occurs, reduced pro rata for that portion of such year not completed by the Executive as of the end of the month in which Termination occurs; and

          (iii) An amount equal to the profit sharing and matching contributions that would have been made on behalf of the Executive to the Company's 1998 Restoration Plan for the year in which Termination occurs, reduced pro rata for that portion of such year not completed by the Executive as of the end of the month in which Termination occurs;

          The Company shall pay the Executive for any and all unused and accrued vacation as of Termination;

          The Company shall provide the Executive with outplacement services, provided that the Executive avails himself to such services within 90 days following Termination, for a period of one (1) year or, if earlier, until the date on which the Executive obtains subsequent employment. Such outplacement services shall be provided through an outplacement firm that is mutually agreed upon by the parties;

          Upon a Change in Control, any and all restrictions on any and all outstanding awards (including restricted stock awards) under the IMC Global Inc. 1988 Stock Option and Award Plan, as amended, or any successor plan shall lapse and all stock options, stock appreciation rights and other awards thereunder shall become fully (100%) vested immediately and the Executive or his permitted designee thereunder may exercise any and all outstanding options within the three (3) year period immediately following the Executive's Termination (but not after the expiration of ten (10) years from the date of grant); and

          For the three (3) year period following Termination, the Company shall provide the Executive with such fringe benefits and perquisites made available to senior executives of the Company per Company policies as in effect immediately prior to the Executive's Termination, including but not limited to reimbursement for: (i) expenses for reasonable financial, tax and estate planning advice, (ii) the cost of the Executive's annual medical examination and (iii) relocation expenses.

    Non-Competition and Confidentiality. The Executive agrees that:

          for the three (3) year period following Termination, the Executive will not engage or assist others in engaging in competition with the Company and its subsidiaries, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, agent, or otherwise, in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in as of the Effective Date of this Section 5;

          there shall be no obligation on the part of the Company to provide any further Change in Control Severance Payments and Benefits (other than payments or benefits already earned or accrued) described in Section 5(g) if, when and so long as: (i) the Executive breaches Section 5(h)(1) hereof and (ii) such breach is likely to cause serious damage to the Company or any of its subsidiaries;

          during and after the Employment Term, he will not divulge or appropriate to his own use or the use of others any secret or confidential information pertaining to the businesses of the Company or any of its subsidiaries obtained during his employment by the Company, it being understood that this obligation shall not apply when and to the extent any of such information becomes publicly known or available other than because of his act or omission; and

          notwithstanding the foregoing, if the Company consents in writing, it shall not be a breach of this Section 5(h) for the Executive to engage in conduct otherwise prohibited by this Section.

    Definition of "Change in Control". "Change in Control" of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

          the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 5(i) ;

          Individuals who, as of the Effective Date of this Section 5, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the Effective Date of this Section 5, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

          approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          the consummation of a plan of complete liquidation or dissolution of the Company.

    Excise Tax Payments. (i) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated or proposed thereunder (the "Code")), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    (ii) An initial determination shall be made as to whether a Gross-Up Payment is required pursuant to this Section 5(j) and the amount of such Gross-Up Payment shall be made by the Company's public accounting firm (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable both to the Company and the Executive within fifteen (15) business days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 5(j)(ii) shall be paid by the Company to the Executive within five (5) business days of the Company's receipt of the Accounting Firm's determination. The Accounting Firm shall furnish the Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments, or that the amount of the Excise Tax due is correct. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon the Company and the Executive subject to the application of Section 5(j)(iii).

    (iii) As a result of the uncertainty in the application of Section 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon all or any portion of any Payment or Payments with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Underpayment occurs, the Executive shall promptly notify the Company and the Company shall pay to the Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the Executive shall promptly pay to the Company the amount of such Overpayment (together with any interest paid or credited thereon after taxes applicable thereto).

    (iv) Notwithstanding anything contained in this Agreement to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

    Enforcement Costs. The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Section 5, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Section 5 declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Section 5. In these circumstances, the purpose of this Section 5 could be frustrated. It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of his rights under this Section 5 by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such costs. Accordingly, if at any time after the Effective Date of this Section 5, it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Section 5 for the reason that it regards this Section 5 to be void or unenforceable or for any other reason, or that the Company has purported to terminate his employment for cause or is in the course of doing so in either case contrary to this Section 5, or in the event that the Company or any other person takes any action to declare this Section 5 void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits provided or intended to be provided to him hereunder, and the Executive has acted in good faith to perform his obligations under this Section 5, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice at the expense of the Company to represent him in connection with the protection and enforcement of his rights hereunder, including without limitation representation in connection with termination of his employment contrary to this Section 5 or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $200,000. Counsel so retained by the Executive may be counsel representing other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in his sole judgement use of common counsel could be prejudicial to him or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use his best efforts to agree with such other officers or executives to retain common counsel.

    Successors and Assigns. Except as otherwise provided herein, this Section 5 shall be binding upon and inure to the benefit of the Executive and his legal representatives, heirs, and assigns; provided, however, that in the event of the Executive's death prior to payment or distribution of all amounts, distributions, and benefits due him under this Section 5, each such unpaid amount and distribution shall be paid in accordance with this Section 5 to the person or persons designated by the Executive to the Company to receive such payment or distribution and in the event the Executive has made no applicable designation, to the person or persons designated by the Executive as the beneficiary or beneficiaries of proceeds of life insurance payable in the event of the Executive's death under the Company's group life insurance plan.

  Dispute Resolution. The Executive and the Company shall not initiate arbitration or other legal proceeding (except for any claim under Section 4 or Section 5(h)) against the other party or against any directors, officers, employees, agents or representatives of the Company or its affiliates, relating in any way to this Agreement, to the Executive's retention by the Company, to the termination of this Agreement or of such retention, or to any or all other claims for employment or other discrimination under any federal, state or local law, regulation, ordinance or executive order until 30 days after the party against whom the claim(s) is made ("respondent") receives written notice from the claiming party of the specific nature of any purported claim(s) and, to the extent known or reasonably anticipated, the amount of any purported damages attributable to each such claim(s). The Executive and the Company further agree that if respondent submits the claiming party's claim(s) to the CPR Institute for Dispute Resolution or JAMS/Endispute for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against respondent until the earlier of: (a) the completion of good-faith mediation efforts or (b) 90 days after the date on which the respondent received written notice of the claimant's claim(s). The mediation shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Company agrees to pay the cost of the mediator's services.

  Subject to the foregoing, the Executive and the Company agree that any and all claims or disputes relating to this Agreement, to the termination of this Agreement or to such retention, to the Executive's termination of employment or to his retention, that one party or that the Executive may have against any directors, officers, employees, agents, or representatives of the Company or its affiliates, including without limitation, claims for employment or other discrimination under any federal, state, or local law, regulation, ordinance, or executive order, shall be submitted for arbitration and resolved by an arbitrator selected in accordance with the rules and procedures of the CPR Institute for Dispute Resolution or JAMS/Endispute, it being understood and agreed that no more than one arbitrator shall be retained for any arbitration conducted hereunder. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree. If either party pursues a claim and such claim results in an arbitrator's decision or award, both parties agree to accept such decision or award as final and binding, and judgment upon the decision or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties shall share the cost of the arbitrator's services. Notwithstanding any of the foregoing provisions of this Section, the Company may in its discretion immediately pursue any and all available legal and equitable remedies for the Executive's breach, threatened breach or continuing breach of any provision of Section 4 or Section 5(h) in any court, agency, or other tribunal of competent jurisdiction.

  Entire Agreement, Amendment, Waiver. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreements made between the parties with respect to the subject matter hereof. The parties may not amend this Agreement except by written instrument signed by both parties. No waiver by either party at any time of any breach by the other of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provision at the same time or any prior or subsequent time.

  Assumption. This Agreement shall inure to benefit of, and be binding upon, the successors and assignees of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement.

  Notice. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the addresses hereinafter set forth or to any other address designated by either of the parties hereto by notice similarly given:

If to the Company: Senior Vice President, Human Resources IMC Global Inc. 100 South Saunders Road Suite 300 Lake Forest, IL 60045	If to the Executive:

  All such notices, requests or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by registered or certified mail, return receipt requested or (iii) by express courier service. The notice, request or other communication shall be deemed effective upon personal delivery or upon actual or constructive receipt by the party entitled thereto if by registered or certified mail or express courier service; provided, however, that a notice, request or other communication received after regular business hours shall be deemed to be received on the next succeeding business day of the Company.

  Severability. The provisions of this Agreement shall be regarded as durable, and if any provision or portion thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder and applicability thereof shall not be affected.

  Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to the conflict of laws provisions) of the State of Illinois.

  IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

IMC GLOBAL INC.	EXECUTIVE
By: _________________________ Douglas A. Pertz Chairman and Chief Executive Officer	__________________________

  EXHIBIT A

  WAIVER AND RELEASE OF CLAIMS

  In exchange for the Severance Benefits described in the attached Executive Severance Agreement, as amended and restated (the "Agreement"), which I acknowledge I would not otherwise be entitled to receive, I freely and voluntarily agree to this WAIVER AND RELEASE OF CLAIMS ("WAIVER"):

  My employment with IMC Global Inc. will terminate effective _____________________.

  I acknowledge that the Severance Benefits described in the attached Agreement are the sole payments to which I am entitled and that I am not entitled to any additional severance payments.

  I, and anyone claiming through me, hereby waive and release any and all claims that I may have ever had or that I may now have against IMC Global Inc., its parents, divisions, partnerships, affiliates, subsidiaries, and other related entities and their successors and assigns, and past, present and future officers, directors, employees, agents and attorneys of each of them in their individual or official capacity (hereinafter collectively referred to as "Released Parties"). Among the claims that I am waiving are claims relating to my employment or termination of employment, including, but not limited to, claims of discrimination in employment brought under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act or other federal, state or local employment discrimination, employment, wage laws, ordinances or regulations or any common law or statutory claims of wrongful discharge or breach of contract or any other common law or statutory claims; whether for damages, lost wages or for any other relief or remedy.

  I understand and agree that this WAIVER will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Released Parties .

  Except as may be required by law, I agree that I will not disclose the existence or terms of this WAIVER to anyone except my accountant, attorney or spouse, each of whom shall also be bound by this confidentiality provision.

  I understand that I have twenty-one (21) days to consider whether to sign this WAIVER and return it to the Senior Vice President, Human Resources of IMC Global Inc. IMC Global Inc. hereby advises me of my right to consult with an attorney before signing the WAIVER and I acknowledge that I have had an opportunity to consult with an attorney and have either held such consultation or have determined not to consult with an attorney.

  I understand that I may revoke my acceptance of this WAIVER by delivering notice of my revocation to the Senior Vice President, Human Resources within seven (7) days of the day I sign the WAIVER. If I do not revoke my acceptance of this WAIVER within seven days of the day I sign it, it will be legally binding and enforceable.

IMC GLOBAL INC.	AGREED AND ACCEPTED:
By:_________________________________________ Title:________________________________________ Date:________________________________________	____________________________________________ ____________________________________________ Print Name Date:________________________________________